UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2008

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CENTRAL VIRGINIA BANKSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or Other Jurisdiction of Incorporation)	000-24002 (Commission File Number)	54-1467806 (IRS Employer Identification No.)
2036 New Dorset Road, P. O. Box 39 Powhatan, Virginia (Address of Principal Executive Offices)	23139 (Zip Code)

Registrant’s telephone number, including area code: (804) 403-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 7, 2008, the United States Department of the Treasury, the Federal Reserve and the Federal Housing Finance Agency (“FHFA”) announced that the FHFA was placing Fannie Mae and Freddie Mac under conservatorship, eliminating dividend payments on Fannie Mae and Freddie Mac common and preferred stock and giving management control to their regulator, the FHFA.

Central Virginia Bank (the “Bank”), the wholly-owned banking subsidiary of Central Virginia Bankshares, Inc. (the “Company”), holds perpetual preferred stock issued by Fannie Mae and Freddie Mac at a cost of approximately $17.9 million. Subsequent to the announcement mentioned above, the market value of the preferred stock owned by the Bank declined significantly and, based on the closing market price of these securities on September 9, 2008, the Bank had an unrealized loss in these securities of approximately $16.6 million. As a result of these developments, the Company expects to record an other-than-temporary impairment and to take a non-cash charge to earnings for these securities in the quarter ending September 30, 2008. The Company will continue to evaluate the situation and expects to make a final determination of impairment relating to these securities in connection with the preparation of its financial statements for the third quarter of 2008.

The Company issued a press release today announcing additional information relating to its holdings in Fannie Mae and Freddie Mac perpetual preferred stock. A copy of the press release is furnished as an exhibit to this report and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VIRGINIA BANKSHARES, INC. (Registrant)
Date: September 10, 2008	By:	/s/Charles F. Catlett, III
Charles F. Catlett, III Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 10, 2008.